Exhibit 5.1
March 31, 2009

Dennis H. Nelson
President and Chief Executive Officer
The Buckle, Inc.
2407 West 24th Street
Kearney, Nebraska 68845-4915

Re:	Registration of 3,750,000 Additional Shares of Common Stock on Amendment No. 2 to Form S-8 for 1995 Executive Stock Option Plan (File No. 333-70641)

Dear Mr. Nelson:

We have acted as legal counsel for The Buckle, Inc., a Nebraska corporation (the “Company”), in connection with the Company’s preparation of the above referenced registration of 3,750,000 additional shares of common stock (the “Shares”) on Amendment No. 2 to Form S-8 (the “Form S-8”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares to be registered are issuable pursuant to the Company’s 1995 Executive Stock Option Plan (the “Plan”).

In connection herewith, we have examined: (i) the Form S-8; (ii) the Articles of Incorporation, as amended, and the By-laws of the Company; (iii) the corporate minutes and proceedings of the Company applicable to the filing of the Form S-8; and (iv) such other proceedings, documents and records as we deemed necessary or appropriate for the purposes of making this opinion.  In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.  However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors or representatives of the Company or others.

Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the State of Nebraska; and (ii) the Shares issued pursuant to the Plan, upon issuance and payment therefor, as contemplated by the Plan and the Form S-8, will be validly issued, fully paid and non-assessable common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

Cline, Williams, Wright, Johnson &
Oldfather, L.L.P.